EXPLANATORY NOTE

This prospectus forms a part of a registration statement on Form S-1, which registration statement also constitutes Post-Effective Amendment No. 1 on Form S-1 to the registrant’s registration statement on Form S-3 (File No. 333-276493) (the “January 2024 Registration Statement”), which was declared effective on January 22, 2024, and Post-Effective Amendment No. 1 on Form S-1 to the registrant’s registration statement on Form S-3 (File No. 333-273977) (the “August 2023 Registration Statement” and together with the January 2024 Registration Statement, the “Prior Registration Statements”)), which was declared effective on August 22, 2023, and is being filed pursuant to the undertakings in Item 17 of the Prior Registration Statements to update and supplement the information contained therein, as declared effective by the Securities and Exchange Commission on January 22, 2024 and August 22, 2023, respectively.

Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-283003

(Pursuant to Rule 429, also
Registration No. 333-276493 and
Registration No. 333-273977)

PROSPECTUS

Eterna Therapeutics, Inc.

Up to 49,870,566 Shares of Common Stock

This prospectus relates to the offering and resale from time to time by the selling stockholders identified in this prospectus of up to 49,870,566 shares of our common stock, $0.005 par value per share, composed of:

●	1,901,664 shares of common stock issued in, and up to 141,642 shares of common stock issuable upon the exercise of a warrant issued in, a private placement consummated in December 2022;
●	9,950,832 shares of common stock issued on October 29, 2024 in exchange for outstanding warrants issued to certain selling stockholders in the December 2022 private placement and in private placements consummated in each of July 2023, December 2023 and January 2024;
●	28,351,197 shares of common stock issued on October 29, 2024 in exchange for outstanding senior convertible notes issued to certain selling stockholders in the July 2023, December 2023 and January 2024 private placements;
●	6,244,237 shares of common stock issued, and up to 1,764,000 shares of common stock issuable upon exercise of pre-funded warrants issued, on October 29, 2024 upon conversion of senior convertible notes issued to certain selling stockholders in a private placement consummated in September 2024; and
●	1,401,994 shares of common stock issued, and up to 115,000 shares of common stock issuable upon exercise of pre-funded warrants issued, in a private placement consummated on October 29, 2024.

For additional information regarding the transactions in which the securities described above were issued to the selling stockholders, see the sections of this prospectus titled “Prospectus Summary— Recent Events” and “Selling Stockholders.”

We are not selling any shares of common stock under this prospectus and we will not receive any proceeds from the sale by the selling stockholders of such shares. We will, however, receive the proceeds from the exercise of the warrant issued in the December 2022 private placement to the extent the exercise price is paid in cash.

Sales of the shares by the selling stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. For more information about how the selling stockholders may sell their shares of common stock, see the section of this prospectus titled “Plan of Distribution.”

We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. The selling stockholders are responsible for all broker or similar commissions related to the offer and sale of their shares.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ERNA.” On November 14, 2024, the closing price of our common stock as reported on The Nasdaq Capital Market was $0.95.

We are a “smaller reporting company” as defined under federal securities law and we have elected to comply with certain reduced public company reporting requirements available to smaller reporting companies. See the section titled “Prospectus Summary— Implications of Being a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 5 of this prospectus and any similar section contained in any amendment or supplement to this prospectus and under similar headings in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 15, 2024

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). Under this registration statement, the selling stockholders may, from time to time, sell in one or more offerings the common stock described in this prospectus.

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Incorporation of Documents by Reference.” You should carefully read this prospectus as well as additional information described under “Incorporation of Documents by Reference,” before deciding to invest in our securities.

Neither we nor any selling stockholder has authorized anyone to provide you with additional information or information different from that contained in, or incorporated by reference into, this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and future prospects may have changed since that date.

For investors outside the United States (“U.S.”): We have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the U.S.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical fact in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. These forward-looking statements include, but are not limited to, statements concerning the following: our ability to raise capital to fund our operations; the sufficiency of our working capital to fund our operations in the near and long term, which raises doubt about our ability to continue as a going concern; our dependence on in-licensed intellectual property; our ability to enter into and sustain strategic partnerships with respect to the potential licensing of our intellectual property; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; our intellectual property position and strategy; developments relating to our competitors and our industry; the impact of government laws and regulations; the initiation, timing, progress, and results of our research and development; and our ability to maintain the listing of our common stock on The Nasdaq Capital Market.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, without limitation: we will need additional funding, and we cannot guarantee that we will find adequate sources of capital in the future; we have incurred significant losses since our inception and may be unable to obtain additional funds before we achieve positive cash flows; we may not be able to generate sufficient cash flow or raise adequate financing to grow or scale our business or to fund our operations; we may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others; our common stock may be delisted by Nasdaq; and the price of our common stock may be volatile. We discuss many of these risks in greater detail under “Risk Factors” in this prospectus, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent to our filing of such Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC. Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied by forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, performance or events or circumstances reflected in forward-looking statements will be achieved or occur.

Also, forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents that we have filed with the SEC that are incorporated by reference an, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, performance and events and circumstances may be materially different from what we expect.

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PROSPECTUS SUMMARY

The following summary highlights selected information about us and this offering and does not contain all of the information that you should consider before investing in this offering. You should carefully read this entire prospectus and the documents incorporated by reference into this prospectus, especially the “Risk Factors,” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the accompanying notes to those statements, incorporated by reference from our most recent Annual Report on Form 10-K and our other filings with the SEC before making an investment decision. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “Eterna” or “the Company” refer to
Eterna Therapeutics, Inc. and its consolidated subsidiaries (Eterna Therapeutics LLC, Novellus, Inc. and Novellus Therapeutics Limited).

Company Overview

We are a publicly traded, preclinical-stage cell therapy company. Our vision is to improve the lives of patients with difficult-to-treat diseases through innovative, effective, and safe, but accessible cellular therapies, and our mission is to develop allogenic off-the-shelf cellular therapies, leveraging induced pluripotent stem cell (“iPSC”)-derived mesenchymal stem cells (“iMSCs”) to target solid tumors.

Our lead product ERNA-101 is allogenic IL-7 and IL-15-secreting iMSCs. ERNA-101 capitalizes on the intrinsic tumor-homing ability of MSCs to slip through the tumor’s defenses and to deliver potent pro-inflammatory factors directly to the tumor microenvironment (“TME”), limiting systemic exposure and potential toxicity while unleashing potent anti-cancer immune responses including enhancement of T-cell anti-tumor activity. Our initial focus is to develop ERNA-101 in triple negative breast cancer and platinum-resistant, tp53-mutant ovarian cancer. We collaborated with the University of Texas MD Anderson Cancer Center to investigate the ability of ERNA-101 to induce and modulate antitumor immunity in ovarian cancer and breast cancer model. We are expecting to complete the Investigational New Drug (“IND”) enabling studies and IND submission by 2026. We are also planning to investigate anti-inflammatory cytokine (e.g. IL-10)-secreting iMSCs in inflammatory/auto-immune disorders like Rheumatoid arthritis. We are actively seeking strategic partnerships to co-develop or out-license therapeutic assets and engage with potential collaborators to expand developmental opportunities.

Recent Events

Private Placement

On October 29, 2024, we closed a private placement in which we sold an aggregate of 1,401,994 shares of our common stock and a pre-funded warrant to purchase 115,000 shares of our common stock at a purchase price of $0.75 per share of common stock and $0.75 less $0.005 per share of common stock subject to the pre-funded warrant. We received approximately $1.1 million in gross proceeds from the issuance of such securities. For additional information regarding this private placement, see the section of this prospectus titled “Selling Stockholders.”

Exchange Transactions

Also on October 29, 2024, in accordance with exchange agreements we entered into with the holders of certain of our warrants and convertible notes, we issued an aggregate of 38,302,029 shares of our common stock in exchange for: (i) warrants to purchase an aggregate of approximately 4.4 million shares of our common stock that we issued in December 2022 with an exercise price of $1.43 per share; (ii) $8.7 million in the aggregate principal amount of convertible notes that we issued in July 2023 and warrants to purchase an aggregate of approximately 6.1 million shares of our common stock that we issued in July 2023 with an exercise price of $1.43 per share; (iii) $9.2 million in the aggregate principal amount of convertible notes that we issued in December 2023 and warrants to purchase an aggregate of approximately 9.6 million shares of our common stock that we issued in December 2023 with an exercise price of $1.43 per share.

The holders of the warrants described in the paragraph above exchanged all their warrants for shares of our common stock at an exchange ratio of 0.5 of a share of common stock for every one share of common stock issuable upon exercise of the applicable warrant (rounded up to the nearest whole number), and the holders of the convertible notes described in the paragraph above exchanged all their convertible notes for shares of our common stock at an exchange ratio equal to (A) the sum expressed in U.S. dollars of (1) the principal amount of the applicable convertible note, plus (2) all accrued and unpaid interest thereon through the date the applicable convertible note is exchanged plus (3) all interest that would have accrued through, but not including, the maturity date of applicable convertible note if it was outstanding from the date such convertible note is exchanged through its maturity date, divided by (B) $1.00 (rounded up to the nearest whole number).

For additional information regarding the exchange transactions described above, see the section of this prospectus titled “Selling Stockholders.”

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Conversion of Bridge Notes

On September 24, 2024, we closed a private placement in which we sold an aggregate principal amount of approximately $3.9 million of 12.0% senior convertible notes (the “bridge notes”).

On October 29, 2024, in accordance with the terms of the bridge notes, approximately $3.0 million of the principal amount of the bridge notes plus all accrued and unpaid interest thereon, plus such amount of interest that would have accrued on the principal amount through December 24, 2024, was automatically converted at a conversion price of $0.50 into 6,244,237 shares of our common stock, and approximately $0.9 million of the principal amount of the bridge notes plus all accrued and unpaid interest thereon, plus such amount of interest that would have accrued on the principal amount through December 24, 2024, was automatically converted at a conversion price of $0.50 into pre-funded warrants to purchase 1,764,000 shares of our common stock.

For additional information regarding the private placement and conversion of the bridge notes, see the section of this prospectus titled “Selling Stockholders.”

Agreements with Factor Bioscience

License Agreement

 On September 24, 2024, we entered into the Exclusive License and Collaboration Agreement (“the Factor L&C Agreement”) with Factor Bioscience Limited (“Factor Limited”). The Factor L&C Agreement terminated the Amended and Restated Factor License Agreement entered into on November 14, 2023 as well as an exclusive license agreement we acquired from Dilos Bio (formerly known as Exacis Biotherapeutics Inc.) under an asset purchase agreement in April 2023.

Under the Factor L&C Agreement, we have obtained an exclusive license in the fields of cancer, autoimmune disorders, and rare diseases with respect to certain licensed technology and we have the right to develop the licensed technology directly or enter into co-development agreements with partners who can help bring such technology to market. The Factor L&C Agreement also provides for certain services and materials to be provided by Factor to facilitate our development of the licensed technology and to enable us to scale up production at third party facilities.

The initial term of the Factor L&C Agreement is one year after the effective date, and it automatically renews yearly thereafter. We may terminate the Factor L&C Agreement for any reason upon 90 days’ written notice to Factor, and the parties otherwise have customary termination rights, including in connection with certain uncured material breaches and specified bankruptcy events.

Pursuant to the Factor L&C Agreement, we will pay Factor $0.2 million per month for the first twelve months, $0.1 million per month for the first nine months toward patent costs, certain milestone payments, royalty payments on net sales of commercialized products and sublicensing fee payments.

Lineage Assignment Agreement

On September 24, 2024, we entered into an agreement with Factor Bioscience Inc. (“Factor”) whereby we assigned the exclusive option and license agreement (the “Lineage Agreement”) to Factor (the “Lineage Assignment Agreement”). Our rights and obligations under the agreement are now Factor’s responsibility.

Payments related to the Lineage Agreement will now be subject to the Lineage Assignment Agreement, which provides for Factor paying us thirty percent (30%) of all amounts it actually receives from Lineage in the event that Lineage exercises its Option Right. Upon receipt of payment for the customization activities set forth in the Lineage Agreement, Factor will pay the Company twenty percent (20%) of all amounts Factor receives from Lineage.

Termination of Sublease

In October 2022, we entered into a sublease for office and laboratory space in Somerville, Massachusetts. In connection with entering into the sublease, we delivered a security deposit in the form of a letter of credit in the amount of $4.1 million. The letter of credit was collateralized with $4.1 million of cash deposited in a restricted account.

On August 5, 2024, the sublessor drew down on the letter of credit for the full $4.1 million to cover the approximately $4.0 million of past due rent payments for February 2024 through August 2024, plus interest and penalties.

On August 9, 2024, we and the sublessor entered into a sublease termination agreement pursuant to which the parties agreed to terminate the sublease effective August 31, 2024. Pursuant to the sublease termination agreement, we agreed to surrender and vacate the premises, all of our right, title and interest in all furniture, fixtures and laboratory equipment at the premises will become the property of the sublessor, and both parties will be released of their obligations under the sublease. As a result of the sublease termination, we expect to save approximately $72 million in base rental payments, parking, operating expenses, taxes and utilities that we would have paid over the remaining lease term.

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Nasdaq Matters

On March 19, 2024, we received a notice from the Listing Qualifications Staff (“Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) stating that we were not in compliance with the Nasdaq listing rule 5550(b)(1) (the “Minimum Stockholders’ Equity Rule”) because we reported stockholders’ equity of less than $2.5 million as of December 31, 2023. The notice had no immediate effect on our Nasdaq listing. In May 2024, we submitted a plan to Nasdaq advising of actions we have taken or will take to regain compliance with the Minimum Stockholders’ Equity Rule. Nasdaq accepted our plan and granted us a 180-day extension, or through September 16, 2024, to regain compliance with the Minimum Stockholders’ Equity Rule. On September 17, 2024, we received a notice from the Staff stating that the Staff has determined that we did not meet the terms of the extension to confirm or demonstrate compliance with the Minimum Stockholders’ Equity Rule by September 16, 2024, and, as a result, unless we request an appeal of such determination by September 24, 2024, trading of our common stock will be suspended at the opening of business on September 26, 2024, and a Form 25-NSE will be filed with the SEC, which will remove our securities from listing and registration on Nasdaq. On September 24, 2024,we submitted a timely request for a hearing with the Nasdaq’s Hearings Panel to appeal the Staff’s determination. The request stayed the suspension of trading of our common stock and the filing of the Form 25-NSE pending the Hearing Panel’s decision. The hearing was scheduled for November 12, 2024.

After giving effect to (i) the reclassification of the debt represented by the convertible notes to equity as a result of the exchange of the convertible notes that occurred on October 29, 2024, (ii) the receipt of net proceeds we received in the October 2024 private placement of our common stock and pre-funded warrants to purchase shares of our common stock, and (iii) the reclassification of the debt represented by the bridge notes to equity as a result of the conversion of the bridge notes into shares of our common stock or pre-funded warrants to purchase shares of our common stock, and after taking into account the savings resulting from the termination of our former sublease, our stockholders’ equity exceeds $2.5 million on a proforma basis as of September 30, 2024, which we communicated in our pre-hearing submission of materials to the Hearing Panel on October 23, 2024. Additionally, as a result of issuing over 45.9 million shares of common stock from the transactions described above and having a total of 51.4 million shares of common stock issued and outstanding as of October 29, 2024, the market value of our listed securities has exceeded the minimum of $35 million under Nasdaq Listing Rule 5550(b)(2) for ten consecutive trading days. As a result, the Staff informed the Company that is has regained compliance with Nasdaq Listing Rule 5550(b) and our stock will continue to be listed and traded on Nasdaq. Accordingly, the Hearing Panel cancelled the November 12, 2024 hearing.

Corporate Information

Eterna Therapeutics Inc. was incorporated under the laws of Delaware in 1984. We changed our name from our initial name Alroy Industries, Inc. to NTN Communications, Inc. in 1985, to NTN Buzztime, Inc. in 2005, to Brooklyn ImmunoTherapeutics, Inc. in 2021 and to Eterna Therapeutics Inc. on December 20, 2022. Our principal executive office is located at 1035 Cambridge Street, Suite 18A, Cambridge, Massachusetts 02141, and our telephone number is (212) 582-1199. We maintain a website at www.eternatx.com. Information contained on or accessible through our website is not incorporated by reference and does not form a part of this prospectus or the registration statement of which this prospectus forms a part.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To the extent that we continue to qualify as a smaller reporting company, we may take advantage of accommodations afforded to smaller reporting companies including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act of 2002, so long as we also qualify as a “non-accelerated filer” as defined in the Exchange Act; (ii) scaled executive compensation disclosure requirements; and (iii) providing only two years of audited financial statements, instead of three years. We will qualify as a smaller reporting company: (i) until the fiscal year following the determination that the market value of our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or (ii) if our annual revenues are less than $100 million during the most recently completed fiscal year, until the fiscal year following the determination that the market value of our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

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THE OFFERING

Common stock offered by the selling stockholders	Up to 49,870,566 shares. For additional information about how the selling stockholders acquired the shares offered by this prospectus, see the section of this prospectus titled “Selling Stockholders.”

Terms of the offering	Each selling stockholder will determine when and how it will sell the common stock offered by this prospectus. For additional information, see the section of this prospectus titled “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus. We will, however, receive the proceeds from the exercise of the warrant issued in the December 2022 private placement to the extent the exercise price is paid in cash.

Risk factors	See “Risk Factors” on page 5 and other information incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol	“ERNA”

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our subsequent quarterly reports on Form 10-Q and other reports and documents that are incorporated by reference into this prospectus, before deciding whether to purchase any of our common stock in this offering. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business, prospects, financial condition, and/or operating results. The occurrence of any known or unknown risks might cause you to lose all or part of your investment in our securities.

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SELLING STOCKHOLDERS

Background

December 2022 Private Placement of Shares of Common Stock and Warrants

In December 2022, we closed a private placement with certain selling stockholders (the “December 2022 private placement”) in which we sold to such selling stockholders an aggregate of 2,184,950 units, each unit consisting of (i) one share of our common stock and (ii) two warrants, each exercisable to purchase one share of our common stock (the “December 2022 warrants”), for an aggregate purchase price of approximately $7.7 million, consisting of $3.53 per unit (inclusive of $0.125 per December 2022 warrant).

When issued, the December 2022 warrants had an exercise price of $3.28 per share of common stock, subject to customary adjustments, and expired five-and-one-half years from the date of issuance. In connection with the issuance of the December 2023 convertible notes (as defined below), the exercise prices of the December 2022 warrants were reduced from $3.28 to $1.43 per share. The December 2022 warrants became exercisable six months following the closing of the December 2022 private placement. The December 2022 warrants purchased by certain of the selling stockholders had a provision pursuant to which such warrants may not be exercised if the aggregate number of shares of common stock beneficially owned by the holder thereof would exceed 4.99% or 9.99% of our common stock immediately after exercise thereof.

As described below under “—October 2024 Exchange Transactions,” other than one December 2022 warrant to purchase approximately 0.1 million shares of our common stock, all the December 2022 warrants were exchanged for shares of our common stock.

In connection with the December 2022 private placement, we entered into a registration rights agreement with certain selling stockholders, pursuant to which we agreed to register the resale of the shares of common stock issued in the December 2022 private placement and the shares of common stock issuable upon exercise of the December 2022 warrants.

July 2023 Private Placement of Notes and Warrants

In July 2023, we closed a private placement with certain selling stockholders (the “July 2023 private placement”) in which we sold to such selling stockholders in the aggregate (i) $8,715,000 in principal amount of 6.0% senior convertible promissory notes due July 2028 (the “July 2023 convertible notes”) and (ii) warrants to purchase 6,094,392 shares of our common stock (the “July 2023 warrants”).

When issued, the July 2023 convertible notes were convertible into shares of our common stock at an initial conversion price of $2.86, subject to customary adjustments. The July 2023 convertible notes were our general senior unsecured obligations and ranked equal in right of payment with all of our existing and future unsubordinated indebtedness. The July 2023 convertible notes bore interest at 6.0% per annum, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2023. At our election, we could pay interest either in cash or in-kind by increasing the outstanding principal amount of the July 2023 convertible notes. The July 2023 convertible notes were to mature on July 14, 2028, unless earlier converted or repurchased. The July 2023 convertible notes purchased by certain of the selling stockholders had a provision pursuant to which such convertible notes could not be converted if the aggregate number of shares of common stock beneficially owned by the holder thereof would exceed 4.99%, 9.99% or 19.99% immediately after conversion thereof, subject to certain increases not in excess of either 9.99% or 19.99% at the option of such holder.

When issued, the July 2023 warrants had an exercise price of $2.61 per share of common stock, subject to customary adjustments, were immediately exercisable, and expired five years from the date of issuance. The July 2023 warrants purchased by certain of the selling stockholders had a provision pursuant to which such warrants may not be exercised if the aggregate number of shares of common stock beneficially owned by the holder thereof would exceed 4.99%, 9.99% or 19.99% immediately after exercise thereof, subject to certain increases not in excess of either 9.99% or 19.99% at the option of such holder.

As described below under “—October 2024 Exchange Transactions,” all the July 2023 warrants and July 2023 convertible notes were exchanged for shares of our common stock.

In connection with the July 2023 private placement, we entered into a registration rights agreement with certain selling stockholders pursuant to which we agreed to register the shares of common stock issuable upon conversion of the July 2023 convertible notes and the shares common stock issuable upon exercise of the July 2023 warrants.

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December 2023 Private Placement of Notes and Warrants

In December 2023 and January 2024, we closed a private placement with certain selling stockholders (the “December 2023 private placement”) in which we sold to such selling stockholders in the aggregate (i) $9,193,000 in principal amount of 12.0% senior convertible promissory notes due five years from issuance (the “December 2023 convertible notes” and together with the July 2023 convertible notes, the “convertible notes”) and (ii) warrants to purchase 9,579,014 shares of common stock (the “December 2023 warrants”).

When issued, the December 2023 convertible notes were convertible into shares of our common stock at an initial conversion price of $1.9194, subject to customary adjustments. The terms of the December 2023 convertible notes were substantially similar to the terms of the July 2023 convertible notes except that interest on the December 2023 convertible notes was 12.0% per annum payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2024, and the December 2023 convertible notes matured five years from the date of issuance.

When issued, the December 2023 warrants had an exercise price of $1.43 per share of common stock, subject to customary adjustments, were immediately exercisable, and expired five years from the date of issuance. The December 2023 warrants purchased by certain of the selling stockholders had a provision pursuant to which such warrants may not be exercised if the aggregate number of shares of common stock beneficially owned by the holder thereof would exceed 4.99%, 9.99% or 19.99% immediately after exercise thereof, subject to certain increases not in excess of either 9.99% or 19.99% at the option of such holder.

As described below under “—October 2024 Exchange Transactions,” all the December 2023 warrants and December 2023 convertible notes were exchanged for shares of our common stock.

In connection with the December 2023 private placement, we entered into a registration rights agreement with certain selling stockholders pursuant to which we agreed to register the shares of common stock issuable upon conversion of the December 2023 convertible notes and the shares common stock issuable upon exercise of the December 2023 warrants.

October 2024 Private Placement of Shares of Common Stock

On September 24, 2024, we entered into a securities purchase agreement with certain selling stockholders pursuant to which we agreed to sell to such selling stockholders in a private placement (the “October 2024 private placement”) an aggregate of 1,516,994 shares of our common stock (or, in lieu thereof, pre-funded warrants to purchase one share of our common stock) for a purchase price of $0.75 per share of common stock and $0.75 less $0.005 per share of common stock subject to pre-funded warrants.

In addition to the satisfaction or waiver of customary conditions to closing, in order to comply with Nasdaq rules and regulations, the closing of the October 2024 private placement was subject to the approval by our stockholders of: (i) the issuance of the shares of our common stock and pre-funded warrants (and the issuance of shares of our common stock upon exercise of the pre-funded warrants) in the October 2024 private placement; (ii) the issuance of shares of our common stock in connection with the Exchange Transactions (as such term is defined below); (iii) the issuance of shares of our common stock and/or pre-funded warrants upon conversion of the bridge notes (as defined below); and (iv) all transactions related thereto. Such stockholder approval was obtained at our annual meeting of stockholders held on October 29, 2024. The October 2024 private placement closed thereafter on the same day, and in connection therewith we issued an aggregate of 1,401,994 shares of our common stock and a pre-funded warrant to purchase 115,000 shares of our common stock.

Each pre-funded warrant issued in the October 2024 private placement has an exercise price of $0.005 per share of common stock, subject to customary adjustments, is exercisable at any time, and will not expire until exercised in full. A holder may not exercise their pre-funded warrant to the extent that the aggregate number of shares of our common stock beneficially owned by such holder, together with any other person whose beneficial ownership of our common stock would or could be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act, immediately after such exercise would exceed 9.99% of the number of shares of our common stock then outstanding.

October 2024 Exchange Transactions

Also on September 24, 2024, we entered into exchange agreements with the holders of the convertible notes, the December 2022 warrants, the July 2023 warrants, and the December 2023 warrants. The parties to the exchange agreements represented the holders of all the outstanding convertible notes and all the outstanding December 2022 warrants, the July 2023 warrants, the December 2023 warrants except for the holder of a December 2022 warrant to purchase approximately 0.1 million shares of our common stock.

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Subject to approval by our stockholders, under the exchange agreements (i) the holders of the December 2022 warrants, the July 2023 warrants, the December 2023 warrants agreed to exchange all their warrants for shares of our common stock at an exchange ratio of 0.5 of a share of common stock for every one share of common stock issuable upon exercise of the applicable warrant (rounded up to the nearest whole number), and (ii) the holders of the convertible notes agreed to exchange all their convertible notes for shares of our common stock at an exchange ratio equal to (A) the sum expressed in U.S. dollars of (1) the principal amount of the applicable convertible note, plus (2) all accrued and unpaid interest thereon through the date the applicable convertible note is exchanged plus (3) all interest that would have accrued through, but not including, the maturity date of applicable convertible note if it was outstanding from the date such convertible note is exchanged through its maturity date, divided by (B) $1.00 (rounded up to the nearest whole number) (the “Exchange Transactions”). Such stockholder approval was obtained at our annual meeting of stockholders held on October 29, 2024. The closing of the Exchange Transactions occurred thereafter on that same date, and in connection therewith we issued an aggregate of 38,302,029 shares of our common stock.

September 2024 Private Placement of Bridge Notes and Conversion

Also on September 24, 2024, we entered into a note purchase agreement with certain selling stockholders pursuant to which we sold to such selling stockholders in a private placement (the “September 2024 bridge note private placement”) an aggregate principal amount of approximately $3.9 million of 12.0% senior convertible notes (the “bridge notes”). The terms of the bridge notes were substantially similar to the terms of the December 2023 convertible notes except that the bridge notes were not convertible except as described below, payments commenced on October 15, 2024, and the bridge notes matured one year from the date of issuance.

As a result of the stockholder approval being obtained at our annual meeting of stockholders held on October 29, 2024, in accordance with the terms of the bridge notes, approximately $3.0 million of the principal amount of the bridge notes plus all accrued and unpaid interest thereon, plus such amount of interest that would have accrued on the principal amount through December 24, 2024, was automatically converted at a conversion price of $0.50 into 6,244,237 shares of our common stock, and approximately $0.9 million of the principal amount of the bridge notes plus all accrued and unpaid interest thereon, plus such amount of interest that would have accrued on the principal amount through December 24, 2024, was automatically converted at a conversion price of $0.50 into pre-funded warrants to purchase 1,764,000 shares of our common stock. The terms of the pre-funded warrants issued upon conversion of the bridge notes are substantially the same as the terms of the pre-funded warrants issued in the October 2024 private placement described above.

Selling Stockholder Information

Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders for offer and resale, we are referring to the following shares:

●	1,901,664 shares of common stock issued in, and up to 141,642 shares of common stock issuable upon the exercise of a warrant issued in, the December 2022 private placement;

●	9,950,832 shares of common stock issued in the Exchange Transactions in exchange for the December 2022 warrants, the July 2023 warrants, the December 2023 warrants;

●	28,351,197 shares of common stock issued in the Exchange Transactions in exchange for the convertible notes;

●	6,244,237 shares of common stock issued upon conversion of, and up to 1,764,000 shares of common stock issuable upon exercise of pre-funded warrants issued upon conversion of, the bridge notes; and

●	1,401,994 shares of common stock issued in, and up to 115,000 shares of common stock issuable upon exercise of pre-funded warrants issued in, the October 2024 private placement.

When we refer to selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

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The table below lists the selling stockholders and, to our knowledge, other information regarding the beneficial ownership of the shares of our common stock by the selling stockholders as of October 31, 2024 (the “Measurement Date”). The information in the table below with respect to the selling stockholders has been obtained from the applicable selling stockholder. As noted in the footnotes to the table below, certain selling stockholders own pre-funded warrants to purchase shares of our common stock. Such pre-funded warrants may not exercised by the selling stockholder to the extent that the aggregate number of shares of our common stock beneficially owned by such selling stockholder, together with any other person whose beneficial ownership of our common stock would or could be aggregated with such selling stockholder’s for purposes of Section 13(d) of the Exchange Act, immediately after such exercise would exceed 9.99% of the number of shares of our common stock then outstanding. The number reported in the “Number of Shares of Common Beneficially Owned Prior to this Offering” column of the table below gives effect to such beneficial ownership limitation. The number reported in the “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus” column of the table below does not give effect to such beneficial ownership limitation. Therefore, the number reported in the “Number of Shares of Common Beneficially Owned Prior to this Offering” column may be less than the number reported in the “Number of Shares of Common Beneficially Owned Prior to this Offering” column. The number of shares referenced in the “Number of Shares of Common Stock Owned After this Offering” column in the table below assumes that the applicable selling stockholders sells all the shares of common stock offered pursuant to this prospectus. The selling stockholders may sell all, some or none of their respective shares in this offering. See “Plan of Distribution.” The percentage of beneficial ownership of our common stock is based on 51,374,716 shares of our common stock outstanding as of the Measurement Date. Beneficial ownership is determined in accordance with SEC rules, which generally provide that a person is the beneficial owner of a security if he, she or it possesses sole or shared voting or investment power over that security, including derivative securities, such as options and warrants, that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a selling stockholder and the percentage ownership of that selling stockholder, all shares underlying derivative securities held by such selling stockholder are deemed outstanding if such securities are currently exercisable or become exercisable within 60 days after the Measurement Date; however, such shares are not deemed outstanding for the purpose of calculating the percentage ownership of any other selling stockholder.

			Number of Shares of Common Stock Owned After this Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering^	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number	Percent
Charles Cherington(1)	16,642,183	16,333,414	308,769	*
Purchase Capital LLC(2)	4,095,436	4,095,436	—	—
Pacific Premier Trust, Custodian, FBO Nicholas Singer(3)	1,040,932	1,795,932	—	—
George Denny 2021 Trust(4)	4,729,036	4,591,273	137,763	*
Denny Family Partners II LLC(5)	270,583	270,583	—	—
John Halpern(6)	5,136,571	5,135,207	116,364	*
Beagle Limited(7)	567,618	567,618	—	—
Beaumont Irrevocable Trust(8)	1,559,821	1,559,821	—	—
ELF Investments, LLC(9)	127,092	104,493	22,599	*
Freebird Partners LP(10)	5,136,686	6,085,567	60,119	*
IAF, LLC(11)	2,679,214	2,679,214	—	—
Shameek Konar	162,933	141,642	21,291	*
Daniel Lyons	111,886	111,886	—	—
Stephen Older	222,865	222,865	—	—
Ashley S. Pettus 2012 Irrevocable Trust dated November 30, 2012(12)	283,286	283,286	—	—
Ashley S. Pettus	816,119	814,778	1,341	*
T & Z Commercial Property, LLC(13)	164,669	164,669	—	—
Yiannis Monovoukas Family 2013 Irrevocable Trust fbo Aresti(14)	48,158	48,158	—	—
Yiannis Monovoukas Family 2013 Irrevocable Trust fbo Christian(15)	48,158	48,158	—	—
Yiannis Monovoukas Family 2013 Irrevocable Trust fbo Alexi(16)	48,158	48,158	—	—
Samuel Bradford	212,463	212,463	—	—
Tucker R. Halpern Revocable Trust(17)	297,713	297,713	—	—
Warren Street Legacy, LLC(18)	419,829	297,713	122,116	*
Amos Denny Trust(19)	613,339	613,339	—	—
Peter F. Concilio	111,871	111,871	—	—
Regolith Capital Investments LP(20)	2,478,881	2,478,881	—	—
Amir Rozwadowski	304,236	304,236	—	—
Rory Holdings LLC(21)	232,794	232,794	—	—
David B Thompson Jr.	69,835	69,835	—	—
Pacific Premier Trust, , Custodian, FBO David B. Thompson(22)	149,563	149,563	—	—

^	Unless otherwise indicated in the footnotes below, the number of shares reported in this column are outstanding shares of common stock.
*	Represents less than 1.0%.
(1)	Consists of (i) 16,628,123 shares of common stock and (ii) 14,060 shares of common stock issuable upon conversion of Series A convertible preferred stock (assuming a conversion rate of 5.0717). Charles Cherington is a former member of the Company’s board of directors, from which he resigned on July 6, 2023.
(2)	Nicholas Singer, a former member of the Company’s board of directors, from which he resigned on July 6, 2023, has indirect beneficial ownership of shares held by Purchase Capital LLC. Mr. Singer has sole voting and investment power over all shares.
(3)	Mr. Singer has indirect beneficial ownership of shares held by Pacific Premier Trust. Mr. Singer has sole voting and investment power over all such shares. The maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 1,040,932 shares of common stock and (ii) 755,000 shares issuable upon exercise of pre-funded warrants.
(4)	Consists of (i) 4,714,976 shares of common stock and (ii) 14,060 shares of common stock issuable upon conversion of Series A convertible preferred stock (assuming a conversion rate of 5.0717). The Denny Trust has four trustees who share voting and dispositive power over the shares owned by the Denny Trust. Each of the trustees disclaims beneficial ownership of the shares held by the Denny Trust except to the extent of their respective pecuniary interest therein, if any.
(5)	Amos Denny is the managing partner of Denny Family Partners II, LLC and in such capacity has the sole voting and dispositive power over the shares owned by such entity. Amos Denny disclaims beneficial ownership of the shares held by Denny Family Partners II, LLC except to the extent of his pecuniary interest therein.
(6)	The maximum number of shares of common stock to be sold pursuant to this prospectus consists of (i) 5,136,571 shares of common stock and (ii) 115,000 shares of common stock issuable upon exercise of pre-funded warrants. Such shares of common stock and pre-funded warrants are held by the John D. Halpern Revocable Trust, of which, Mr. Halpern and Katherine H. Halpern are trustees. Mr. Halpern and Ms. Halpern share voting and dispositive powers.
(7)	Beagle Limited is a British Virgin Island corporation. Mr. Giovanni Pigozzi is the sole owner of Beagle Limited and in such capacity has sole voting and dispositive power over the shares held by Beagle Limited.
(8)	David Neithardt is the trustee of the Beaumont Irrevocable Trust and has sole voting and dispositive power over the shares owned by such trust. Mr. Neithardt disclaims beneficial ownership of the shares held by the Beaumont Irrevocable Trust except to the extent of his pecuniary interest therein.

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(9)	Ross Lienhart is the managing member of ELF Investments, LLC and has sole voting and dispositive power over the shares owned by such entity.
(10)	The maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 5,136,686 shares of common stock and (ii) 1,009,000 shares issuable upon exercise of pre-funded warrants. Freebird Investments LLC serves as the general partner of Freebird Partners LP. Curtis Huff is the sole member and 100% owner of Freebird Investments LLC, the President of Freebird Partners LP and the Managing Member of Freebird Investments LLC. By virtue of these relationships, each of Freebird Investments LLC and Mr. Huff may be deemed to share beneficial ownership of the securities held of record by Freebird Partners LP.
(11)	David Laughlin is the manager of IAF, LLC and has sole voting and dispositive power over the shares held by such entity. Mr. Laughlin disclaims beneficial ownership of the shares held by IAF, LLC except to the extent of his pecuniary interest therein.
(12)	Stephen Cherington is the trustee of Ashley S. Pettus 2012 Irrevocable Trust dated November 30, 2012 (the “Pettus 2012 Trust”) and has sole voting and dispositive power over the shares owned by such trust. Mr. Cherington disclaims beneficial ownership of the shares held by the Pettus 2012 Trust except to the extent of his pecuniary interest therein.
(13)	Kenneth Warren is the managing member of T&Z Commercial Property, LLC and has sole voting and dispositive power over the shares owned by such entity. Mr. Warren beneficially owns the shares held by T&Z Commercial Property, LLC
(14)	Michael O’Connell is the trustee of the Yiannis Monovoukas Family 2013 Irrevocable Trust fbo Aresti (the “Aresti Trust”) and has sole voting and dispositive power over the shares owned by such trust.
(15)	Michael O’Connell is the trustee of the Yiannis Monovoukas Family 2013 Irrevocable Trust fbo Christian (the “Christian Trust”) and has sole voting and dispositive power over the shares owned by such trust.
(16)	Michael O’Connell is the trustee of the Yiannis Monovoukas Family 2013 Irrevocable Trust fbo Alexi (the “Alexi Trust”) and has sole voting and dispositive power over the shares owned by such trust.
(17)	Tucker Halpern is the trustee of the Tucker Halpern Revocable Trust and has sole voting and dispositive power over the shares owned by such trust.
(18)	Ian Halpern is the manager of Warren Street Legacy, LLC and has sole voting and dispositive power over the shares owned by such entity.
(19)	Amos Denny is the trustee of the Amos Denny Trust and has sole voting and dispositive power over the shares owned by such trust. Mr. Denny disclaims beneficial ownership of the shares held by the Amos Denny Trust except to the extent of his pecuniary interest therein.
(20)	Shameek Konar and his spouse are the General Partner of Regolith Capital Investments LP. By virtue of these relationships, each of Mr. Konar and his spouse may be deemed to share beneficial ownership of the shares held by Regolith Capital Investments LP.
(21)	Milind Desai is the manager of Rory Holdings, LLC and has sole voting and dispositive power over the shares owned by such entity.
(22)	Mr. Thompson has indirect beneficial ownership of shares held by Pacific Premier Trust and has sole voting and investment power over all such shares.

Certain Relationships and Related Party Transactions

Except as described below, none of the selling stockholders or any persons having control over such selling stockholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities or as otherwise disclosed in the footnotes to the table immediately above.

Charles Cherington served on our board of directors from March 2021 to July 6, 2023, and Nicholas Singer served on our board of directors from March 25, 2021 to April 16, 2021 and from June 2022 to July 6, 2023. Messrs. Cherington and Singer participated in each of the December 2022 private placement, July 2023 private placement, December 2023 private placement, Exchange Transactions, and September 2024 bridge note private placement on the same terms and subject to the same conditions as all other investors in such transactions.

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PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.

In addition, a selling stockholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The selling stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the selling stockholders that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not, subject to certain exceptions, simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of shares of our common stock held by the selling stockholders pursuant to this prospectus. We will, however, receive the proceeds from the exercise of the warrant issued in the December 2022 private placement to the extent the exercise price is paid in cash. If such warrant is exercised in full at its current exercise price, we would receive gross proceeds of approximately $0.2 million. We intend to use the net proceeds of such warrant exercise, if any, for research and development, general and administrative expenses, and for working capital purposes. We can make no assurances that the warrant will be exercised, or if exercised, that the exercise price will be paid in cash.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the selling stockholders pursuant to this prospectus. Other than registration expenses, the selling stockholders will bear their own broker or similar commissions payable with respect to sales of shares of our common stock.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our restated certificate of incorporation, including the amendments thereto, which we refer to as our certificate of incorporation, and our amended and restated bylaws, which we refer to our bylaws, in its entirety for a complete description of the rights and preferences of our capital stock.

Authorized and Outstanding Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.005 per share, and 1,000,000 shares of preferred stock, par value $0.005 per share. A total of 156,112 shares of preferred stock have been designated as Series A Convertible Preferred Stock. As of October 31, 2024, 51,374,713 shares of common stock were outstanding and 156,112 shares of Series A Convertible Preferred Stock were outstanding.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Votes may be cast in person or by proxy. Stockholders do not have cumulative voting rights with respect to election of directors.

Dividends

The holders of Series A Convertible Preferred Stock are entitled to receive cumulative dividends of $0.10 per share per annum, payable semiannually in equal installments of $0.05 per share on June 1 and December 1 of each year. After the requirements with respect to the preferential dividends of the preferred stock have been met, holders of common stock are entitled to receive proportionately any dividends as may be declared and paid on common stock from funds lawfully available therefor as and when determined by the board of directors, subject to any preferential dividend rights of outstanding preferred stock.

Liquidation and Dissolution

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights

Holders of common stock have no preemptive, subscription, redemption or conversion rights and there are no sinking fund provisions with respect to our common stock. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock. All of the shares of the common stock currently issued and outstanding are fully-paid and nonassessable.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware General Corporation Law may have Anti-Takeover Effects

Our certificate of incorporation and bylaws and the Delaware General Corporation Law (“DGCL”) contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and are designed in part to encourage persons seeking to acquire control of us to first negotiate with the board of directors.

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Number of Directors; Vacancies

Our certificate of incorporation provides that the number of directors is established by the board of directors, which may delay the ability of stockholders to change the composition of a majority of the board. The board has the exclusive right to elect a director to fill any vacancy or newly created directorship.

Removal of Directors

A director may be removed only by the affirmative vote of the holders of at least 80% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class.

Stockholder Action by Written Consent; Special Meetings

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by the board of directors. These provisions may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Delaware Business Combination Statute

We are a Delaware corporation subject to Section 203 of the DGCL. Under Section 203, certain “business combinations” between a Delaware corporation whose stock is listed on a national securities exchange or held of record by more than 2,000 stockholders and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

●	the corporation has elected in its certificate of incorporation not to be governed by Section 203;

●	the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before the date of the business combination or the date such stockholder became an interested stockholder, as applicable;

●	upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the “voting stock” (as defined in Section 203) of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

●	the business combination is approved by the board of directors and by the stockholders (acting at a meeting and not by written consent) by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not “owned” (as defined in Section 203) by the interested stockholder.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock, or other transaction resulting in a financial benefit to the interested stockholder. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

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Certificate of Incorporation or Bylaws

Any provision of our certificate of incorporation may be amended, altered, changed or repealed in any manner prescribed by law; provided, that (a) the affirmative vote of the holders of at least 80% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, or repeal, or adopt any provision inconsistent with Article X of the certificate of incorporation, which contains the prohibition on stockholder action by written consent and the requirement that special meetings be called only by the board of directors, and (b) Article XI of the certificate of incorporation, provides that, subject to certain exceptions, no purchase by or from any Controlling Person (as defined below) of shares of our stock owned by such Controlling Person shall be made at a price exceeding the average price paid by such Controlling Person for all shares of our stock acquired by such Controlling Person during the two-year period preceding the date of such proposed purchase unless such purchase is approved by the affirmative vote of not less than a majority of the voting power of the shares of our stock entitled to vote held by Disinterested Stockholders (as defined below), may not be amended without the affirmative vote of not less than a majority of the our stock entitled to vote thereon, provided that if, at the time of such vote, there shall be one or more Controlling Persons, such affirmative vote shall include the affirmative vote in favor of such amendment of not less than a majority of the voting power of the shares of our stock entitled to vote thereon held by Disinterested Stockholders. “Controlling Person” means any individual, corporation, partnership, trust, association or other organization or entity (including any group formed for the purpose of acquiring, voting or holding our securities) which either directly, or indirectly through one or more intermediaries, owns, beneficially or of record, or controls by agreement, voting trust or otherwise, at least 10% of the voting power of stock, and such term also includes any corporation, partnership, trust, association or other organization or entity in which one or more Controlling Persons have the power, through the ownership of voting securities, by contract, or otherwise, to influence significantly any of the management, activities or policies of such corporation, partnership, trust, association, other organization or entity. “Disinterested Stockholders” means those holders of stock entitled to vote on any matter, none of which is a Controlling Person.

Our board of directors may, by majority vote, amend or repeal our bylaws and may adopt new bylaws. Our stockholders may not adopt, amend, or repeal our bylaws or adopt new bylaws except by the vote or written consent of at least 66-2/3% of the voting power of our company.

Exclusive Forum Selection

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the a state court located in the State of Delaware (or if no state court has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to our company or stockholders, (c) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or amended and restated bylaws, or (d) any action asserting a claim against us governed by the internal affairs doctrine. Although our bylaws contain the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing requirements of The Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Listing on the Nasdaq Capital Market

Our common stock is listed on the Nasdaq Capital Market under the symbol “ERNA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

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LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, San Diego, California.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us.

We maintain a website at www.eternatx.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus or incorporated by reference into this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, of which this prospectus forms a part, please see the copy of the contract or document that has been filed. Each statement in this prospectus or incorporated by reference into this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

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INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement on Form S-1. That registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than providing such information in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information in documents that we file later with the SEC will automatically update and supersede the information that is either contained in, or incorporated by reference into, this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We incorporate by reference the documents listed below (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K) that we have filed with the SEC (File No. 001-11460):

●	our annual report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 14, 2024, as amended by the Form 10-K/A for the year ended December 31, 2023 filed with the SEC on March 18, 2024;
●	our quarterly reports on Form 10-Q filed with the SEC on each of May 14, 2024, August 13, 2024 and November 12, 2024;
●	our current reports on Form 8-K filed with the SEC on each of January 19, 2024, February 16, 2024, March 22, 2024, August 19, 2024, September 23, 2024, September 25, 2024, September 27, 2024, and October 29, 2024;
●	our definitive proxy statement on Schedule 14A, filed with the SEC on October 7, 2024; and
●	the description of our common stock set forth in the our Registration Statement on Form 8-A filed with the SEC on October 22, 2021, in which there is described the terms, rights and provisions applicable to the shares of our common stock, including any amendment or report filed for the purpose of updating such description, including the description of the common stock filed as Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed on April 15, 2022.

In addition, all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished with such reports related to such items, unless such current report expressly provides to the contrary, and other portions of documents that are furnished, but not filed, pursuant to applicable rules promulgated by the SEC) subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request and at no cost to the requester, a copy of any or all of the reports or documents incorporated by reference into this prospectus, including any exhibits specifically incorporated by reference in any such reports or documents, but not delivered with this prospectus. You should direct any requests for reports or documents to:

Eterna Therapeutics Inc.
1035 Cambridge Street, Suite 18A
Cambridge, MA 02141
(212) 582-1199

You also may access the incorporated reports and documents on our website at www.eternatx.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

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Up to 49,870,566 Shares of Common Stock

Eterna Therapeutics Inc.

PROSPECTUS

November 15, 2024